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                                                                      Exhibit 12

                    SOUTHWEST WATER COMPANY AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)
                                  (Unaudited)

                            Quarters
                              Ended
                            March 31,           Years Ended December 31,
                          --------------  ----------------------------------------
                           2001    2000    2000     1999     1998    1997    1996
                          ------  ------  -------  -------  ------  ------  ------
Earnings:
Net income..............  $  535  $  430  $ 5,381  $ 5,819  $3,349  $2,601  $1,923
Add: income taxes.......     328     287    3,160    3,878   2,191   1,850   1,375
Add: minority interest..      19      --       72       --      --      --      --
Add: interest expense...     992     788    3,652    2,925   2,984   3,167   2,849
Add: estimated interest
 portion of rent........     125     130      600      625     680     700     700
Less: capitalized
 interest...............    (100)    (70)    (380)     (43)   (147)   (167)   (141)
Less: dividends on
 preferred stock........      (7)     (7)     (27)     (27)    (27)    (27)    (27)
                          ------  ------  -------  -------  ------  ------  ------
Total Earnings..........  $1,892  $1,558  $12,458  $13,177  $9,030  $8,124  $6,679

Fixed Charges:
Interest expensed and
 capitalized............  $1,092  $  858  $ 4,032  $ 2,968  $3,131  $3,334  $2,990
Amortization of debt
 costs..................      --      --      900      900     900     900     900
Estimated interest
 portion of rent........     125     130      600      625     680     700     700
                          ------  ------  -------  -------  ------  ------  ------
Total Fixed Charges.....  $1,217  $  988  $ 5,532  $ 4,493  $4,711  $4,934  $4,580

Ratio of Earnings to
 Fixed Charges..........    1.55    1.57     2.25     2.93    1.92    1.65    1.46